Exhibit 99.2

Secretary’s Certificate

The undersigned hereby certifies that the below resolutions adopted by Monroe Capital Corporation’s Board of Directors on January 15, 2020, are authentic.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 5th day of February, 2020.

/s/ Aaron D. Peck
Aaron D. Peck Corporate Secretary

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

MONROE CAPITAL CORPORATION

Adopted on January 15, 2020

WHEREAS, the Board has reviewed the Corporation’s Financial Institution Bond No. P-001-000280214-01 against larceny and embezzlement, covering each officer and employee of the Corporation who may have access to securities or funds of the Corporation, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities (“Fidelity Bond”), on the terms set forth therein, to be issued by Axis Insurance Company, a reputable fidelity insurance company, pursuant to Rule 17g-1 of the Investment Company Act of 1940 Act (the “1940 Act”); and

WHEREAS, pursuant to Rule 17g-1 of the 1940, the Corporation is required to maintain adequate coverage under the Fidelity Bond; and

WHEREAS, on or about January 15, 2020, the officers of the Corporation, on behalf of the Corporation, propose to enter into the Fidelity Bond for the following year, which includes coverage of at least $2,500,000, which exceeds the minimum amount required by Rule 17g-1, and to file with the Securities and Exchange Commission all such agreements, instruments, certificates, permits and other documents as may be necessary, required or advisable in order to maintain such Fidelity Bond.

NOW THEREFORE BE IT RESOLVED, that the members of the Board, a majority of whom are not interested persons under the 1940 Act, hereby acknowledge and agree that the Fidelity Bond is reasonable in form and amount;

RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized to enter into the Fidelity Bond for the Corporation;

RESOLVED, that any and all previous actions taken by the Corporation’s officers, principals or agents in connection with the Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Corporation;

RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to file the Fidelity Bond with the Securities and Exchange Commission and to give the notices with respect to such bond, if any, required by the 1940 Act.

RESOLVED, that the officers of the Corporation be, and each of them hereby is, acting singly, authorized, in the name and on behalf of the Corporation, to execute and deliver any and all other certificates, instruments and other documents and to take or cause to be taken any and all further actions, in each case, as such officer shall deem necessary or appropriate to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses, the engagement of counsel, and the execution and delivery from time to time of amendments, supplements and other modifications to certificates, instruments and other documents approved and adopted pursuant to the foregoing resolutions;

RESOLVED, that any and all actions previously taken by the Corporation or any of its directors, members, managers or officers in connection with the documents and actions contemplated by the foregoing resolutions be, and they hereby are, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Corporation;

RESOLVED, that the Corporate Secretary of the Corporation is hereby directed to file a copy of these resolutions with the minutes of the proceedings of the Corporation; and

RESOLVED, that this Written Consent may be executed in counterparts and by facsimile signature, each of which shall be deemed an original and effective for all purposes, but all of which together shall be deemed one and the same consent.